                                                                   Exhibit 10.30



                  NINTH AMENDMENT TO REVOLVING CREDIT AGREEMENT


      This Ninth Amendment to Revolving Credit Agreement ("Ninth Amendment") is made as of June 29, 2001 by and among PROVANT, Inc. (the "Borrower"), a Delaware business corporation having its principal place of business at 67 Batterymarch Street, Suite 500, Boston, Massachusetts 02110, Fleet National Bank, a national banking association ("Fleet"), Wells Fargo Bank Iowa, N.A., a national banking association ("Wells Fargo"), Citizens Bank of Massachusetts, a Massachusetts banking corporation ("Citizens"), and KeyBank National Association, a national banking association ("KeyBank" and, together with Fleet, Wells Fargo and Citizens, the "Banks"), and Fleet National Bank, as agent for itself and the other Banks (the "Agent").

                                    RECITALS

      WHEREAS, the Borrower, the Banks and the Agent previously entered into that certain Revolving Credit Agreement, dated as of April 8, 1998, as thereafter modified and amended by the First, Second, Third, Fourth, Fifth, Sixth, Seventh and Eighth Amendments thereto (said Revolving Credit Agreement, as so amended prior to the date hereof, the "Credit Agreement"), pursuant to which the Banks have made available to the Borrower a revolving credit loan facility for its corporate purposes; and

      WHEREAS, the parties hereto now desire to further amend or modify the Credit Agreement in certain respects in order to (i) decrease the maximum available borrowing commitment thereunder, (ii) modify the maturity date and interest rate structure applicable to all loans thereunder, (iii) modify certain financial covenants, (iv) provide for mandatory prepayment of all loans thereunder upon the sale of certain assets or the issuance of additional equity,
(v) grant security interests in all assets of the Borrower and its Subsidiaries in order to further secure all obligations thereunder, and (vi) undertake certain other modifications and amendments, all as more particularly set forth hereinbelow.

      NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree to modify and amend certain provisions of the Credit Agreement, as follows:

      Section 1. Definitions. All capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement.

      Section 2. Amended or New Definitions.

      A. Amended Definitions. The following specific definitions appearing in Section 1.1 of the Credit Agreement are hereby modified and amended as of the date hereof to read as follows:

            (i) The definition of "Adjustment Date" is hereby deleted from the Credit Agreement.

            (ii) The definition of "Applicable Margin" is hereby amended and restated in its entirety so as to read as follows:

                  "Applicable Margin. The Applicable Margin shall be the applicable margin set forth in the table appearing below for Prime Rate Loans and Eurodollar Rate Loans, respectively, and during the respective periods of time set forth below:

                                                   APPLICABLE MARGIN RATES
                                              --------------------------------
                                                 PRIME RATE       EURODOLLAR
        APPLICABLE TIME PERIOD                      LOANS         RATE LOANS
--------------------------------------------------------------------------------
June 30, 2001- September 29, 2001                   0.50%            2.50%
--------------------------------------------------------------------------------
September 30, 2001-October 30, 2001                 1.50%            3.50%
--------------------------------------------------------------------------------
For each monthly period thereafter,           Interest rate increase of 0.25%
commencing on October 31, 2001 and on         for each succeeding monthly
the last Business Day of each                 period."
succeeding month.
--------------------------------------------------------------------------------

            (iii) The definition of "Business Day" is hereby amended and restated in its entirety so as to read as follows:

                  "Business Day. Any day other than a Saturday, Sunday or a day which shall be, in The Commonwealth of Massachusetts, a legal holiday or day in which banking institutions are required or authorized to close; and, in the case of Eurodollar Rate Loans, and as the context may require, "Business Day" also means and refers to a day which is a Eurodollar Business Day."

            (iv) The definition of "Collateral" is hereby amended and restated in its entirety so as to read as follows:

                  "Collateral. All of the property, rights and interests of the Borrower and its Subsidiaries that are or are intended to be subject to the security interests, pledges and encumbrances created by the Security Documents."

            (v) In the definitions of "Commitment" and "Commitment Percentage," the schedule that identifies each Bank's Commitment and Commitment Percentage, respectively, shall be set forth on a new Schedule I attached hereto, which shall replace the existing Schedule I to the Credit Agreement.

            (vi) The definition of "Commitment Fee Rate" is hereby amended and restated in its entirety so as to read as follows:

                  "Commitment Fee Rate. One-half of one percent per annum (0.50%)."

            (vii) In the definition of "Consolidated EBITDA", new third and fourth sentences shall be added to such definition, reading as follows:

                  "In calculating the financial covenants under Sections 9.3, 9.4 and 9.5 hereof, there shall be added back to the calculation of Consolidated EBITDA for any fiscal period during which the SPI Sale is accounted for as consummated a one-time loss (but in no event in excess of $13,000,000) incurred by the Borrower in connection with such SPI Sale. Also, for purposes of calculating the financial covenant set forth in Section 9.3 (but not for the purposes of otherwise calculating consolidated EBITDA under any other provision of this Credit Agreement), there shall be added back to the calculation of Consolidated EBITDA for any fiscal period which encompasses the fourth fiscal quarter of the Borrower ending on June 30, 2001 a one-time charge taken by the Borrower as to such fourth fiscal quarter for the write-off of Accounts Receivable, notes receivable, severance pay, and various miscellaneous expenses (but in no event in excess of $8,300,000)."

            (viii) The definition of "Eurodollar Business Day" is hereby amended and restated in its entirety so as to read as follows:

                  "Eurodollar Business Day. Any day which is a Business Day in The Commonwealth of Massachusetts and on which dealings in dollar deposits are also carried on in the London interbank market and banks are open for business in London."

            (ix) The definition of "Prime Rate" is hereby amended and restated in its entirety to read as follows:

                  "Prime Rate. At any time, the variable per annum rate of interest so designated from time to time by Fleet at its head office in Boston, Massachusetts, as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Changes in the applicable rate of interest under any Loan Document resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind."

            (x) The definition of "Revolving Credit Loan Maturity Date" is hereby amended and restated in its entirety so as to read as follows:

                  "Revolving Credit Loan Maturity Date. July 31, 2002, or such earlier date on which the Total Commitment is terminated pursuant to the provisions hereof."

            (xi) The definition of "Security Documents" is hereby amended and restated in its entirety so as to read as follows:

                  "Security Documents. The Security Agreement, the Stock Pledge Agreement, the Subsidiary Security Agreement and the Guaranty and all Instruments of Adherence to the Guaranty delivered pursuant to this Credit Agreement."

            (xii) In the definition of "Total Commitment", the stated dollar amount from and after the date hereof shall be $65,000,000, rather than $105,000,000.

      B. New Definitions. The following new definitions are hereby inserted in Section 1.1 of the Credit Agreement, in appropriate alphabetical order, as follows:

            (i) "Accounts Receivable. All rights of any Person to payment for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of such Person to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relates to sales, use or property taxes in conjunction with any such transaction, recorded on books of account in accordance with generally accepted accounting principles."

            (ii) "Borrowing Base. At the relevant time of reference thereto, an amount, determined by the Agent by reference to the most recent Borrowing Base Report delivered to the Banks and the Agent pursuant to Section 7.4(h), which is determined as follows as to the time periods set forth below:

                  (a) For the period of time prior to consummation of the SPI Sale and any Equity Issuance: 100% of the total amount of Eligible Accounts Receivable of the Borrower and its Subsidiaries, plus $15,000,000.

                  (b) For the period of time following consummation of the SPI Sale and prior to consummation of any Equity Issuance: 100% of Eligible Accounts Receivable, plus $5,000,000.

                  (c) For the period of time following consummation of both the SPI Sale and any Equity Issuance: eighty percent (80%) of all Eligible Accounts Receivable which are outstanding for ninety (90) days or less past the date of invoice for goods sold or services delivered, as the case may be."

            (iii) "Borrowing Base Report. A Borrowing Base Report signed by the Chief Financial Officer of the Borrower and in substantially the form of Exhibit E hereto."

            (iv) "Eligible Accounts Receivable. The aggregate of the unpaid portions of Accounts Receivable (net of any credits, rebates, offsets, holdbacks or other adjustments or commissions payable to third parties that are adjusted to such Accounts Receivable), (i) that the Borrower reasonably and in good faith determines to be collectible; (ii) that are with account debtors or other obligors which (a) are not Affiliates of the Borrower, and (b) purchased the goods or services giving rise to the relevant Account Receivable in an arm's length transaction; (iii) that are in payment of obligations that have been fully performed, do not consist of bill and hold invoices and are not subject to disputes or any other similar claims that would reduce the cash amount payable therefor; (iv) that are not subject to any pledge, restriction, security interest or other lien or encumbrance other than those created by or permitted pursuant to the Loan Documents; (v) in which the Agent has a valid and perfected first priority security interest; (vi) that are payable in Dollars (or, in the case of Accounts Receivable of Senn-Delaney Leadership Consulting Group, Inc., U.K. Pounds); and (vii) that are not secured by a letter of credit unless the Agent has a prior, perfected security interest in such letter of credit."

            (v) "Equity Issuance. The sale or issuance by the Borrower or any of its Subsidiaries of any of its capital stock or equity interests or any warrants to acquire its capital stock or equity interests other than stock options and warrants to acquire the equity interests of the Borrower awarded to employees, officers and directors pursuant to incentive compensation plans or agreements."

            (vi) "Net Cash Proceeds. The total cash proceeds received by the Borrower and its Subsidiaries with respect to the SPI Sale or an Equity Issuance, as the case may be, in each case less all reasonable out-of-pocket fees, commissions and other expenses incurred in connection with such sale or issuance, including as a deductible expense the amount (estimated in good faith by the Borrower) of federal or state income, franchise, sales and other applicable taxes required to be paid by the Borrower or its Subsidiaries in connection with such sale or issuance."

            (vii) "Perfection Certificate. The Perfection Certificate, as defined in the Security Agreement and the Subsidiary Security Agreement."

            (viii) "Security Agreement. The Security Agreement, dated or to be dated on or about June 29, 2001 between the Borrower and the Agent, substantially in the form attached as Exhibit F hereto."

            (ix) "Solution Selling. Solution Selling, Inc., a Subsidiary of the Borrower."

            (x) "SPI. Sales Performance International, Inc., a Subsidiary of the Borrower."

            (xi) "SPI Sale. The sale of all or substantially all of the business and goodwill of SPI and Solution Selling for at least $20,000,000 in cash purchase price consideration, to be paid at the closing thereof together with certain other non-cash or deferred cash consideration, whether structured as a sale of assets, a sale of stock, a merger event or otherwise."

            (xii) "Subsidiary Security Agreement. The Subsidiary Security Agreement, dated on or about June 29, 2001, between the Borrower's Subsidiaries and the Agent, substantially in the form attached as Exhibit G hereto."

      Section 3. Amendments to Other Provisions of Credit Agreement.

      A. Amendment to Section 2.1 (Commitment to Lend).Section 2.1 of the Credit Agreement is hereby amended by amending and restating in its entirety the proviso appearing therein, so that such proviso shall read as follows:

            "provided that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the lesser of (i) the Total Commitment, and (ii) the Borrowing Base."

      B. Amendment to Section 2.8 (Funds for Revolving Credit Loans).Section 2.8 of the Credit Agreement is hereby amended by adding thereto a new Section 2.8.3, to read as follows:

            "2.8.3 Change in Borrowing Base. The Borrowing Base shall be determined monthly by the Agent by reference to the Borrowing Base Report. The Agent shall be entitled, not more frequently than once in any consecutive twelve-month period (which limitation shall not, however, apply upon the occurrence and during the pendency of any Event of Default hereunder), to have a commercial financial examination performed on the Accounts Receivable of the Borrower and its Subsidiaries in order to determine their eligibility and to confirm that the methodology of accounting for and reporting such Accounts Receivable is appropriate and consistent with generally accepted accounting practices. The reasonable expenses of any such examination shall be paid for by the Borrower."

      C. Amendment to Section 2.9.2 (Mandatory Repayments of Revolving Credit Loans. Section 2.9.2 of the Credit Agreement is hereby amended and restated in its entirety so as to read as follows:

            "2.9.2  Mandatory Repayments of Revolving Credit Loans.

                  (a) If at any time the sum of the outstanding amount of the Revolving Credit Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the lesser of (i) the Total Commitment and (ii) the Borrowing Base, then the Borrower shall immediately repay the amount of such excess to the Agent for application in accordance with subparagraph (c) hereof.

                  (b) The Borrower shall, and shall cause each of its Subsidiaries to, repay to the Agent, within one (1) Business Day of receipt thereof, one hundred percent (100%) of the Net Cash Proceeds received by the Borrower and/or its Subsidiaries in respect of (i) the SPI Sale and (ii) any Equity Issuance, in each case for application in accordance with subparagraph
(c) hereof up to the total outstanding amount of the Revolving Credit Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, with any remaining Net Cash Proceeds in excess of such total amount to be retained by the Borrower.

                  (c) All mandatory repayments pursuant to subparagraph (a) and/or (b) hereinabove shall be applied, first, to any Unpaid Reimbursement Obligations, second, to the Revolving Credit Loans then outstanding, and third, to provide to the Agent cash collateral for Reimbursement Obligations as contemplated by Sections 3.2(b) and (c). Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the Banks in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Bank's Revolving Credit Note or loan account, as the case may be, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion."

      D. Amendment to Section 4.1.1 (Payments to Agent). Section 4.1.1 of the Credit Agreement is hereby amended by adding at the end thereof the following additional language:

      "in lawful currency of the United States of America."

      E. Amendment to Section 5 (Security and Guaranties). Section 5 of the Credit Agreement is hereby amended and restated in its entirety so as to read as follows:

                          "5. SECURITY AND GUARANTIES.

                  5.1 Security of Borrower. The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law or other liens which are or have been consented to by the Agent and the Majority Banks) in all of the Collateral owned by the Borrower, including all capital stock of the

Borrower's Subsidiaries held directly by the Borrower, whether now owned or hereafter acquired, pursuant to the terms of the Security Agreement and the Stock Pledge Agreement.

                  5.2 Guaranty. The Obligations shall also be guarantied by each Subsidiary of the Borrower pursuant to the terms of the Guaranty, which in turn will be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law or other liens which are or have been consented to by the Agent and the Majority Banks) in all of the Collateral owned by each Subsidiary including without limitation the capital stock of any Subsidiary which is owned by any other Subsidiary, whether now owned or hereafter acquired, pursuant to the terms of the Subsidiary Security Agreement and the Stock Pledge Agreement."

      F. Amendment to Section 6.14 (Collateral). Section 6.14 of the Credit Agreement is hereby amended and restated in its entirety so as to read as follows:

            "6.14 Collateral. All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary, under applicable law, to establish and perfect the Agent's security interest in the Collateral. The Collateral and the Agent's rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. The Borrower or its Subsidiaries, collectively, is the owner of the Collateral, free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens or other liens which are or have been consented to by the Agent and the Majority Banks."

      G. Amendment to Section 6.17 (Use of Proceeds; Regulations U and X) The first sentence of Section 6.17 of the Credit Agreement is hereby amended and restated in its entirety so as to read as follows:

            "The proceeds of the Revolving Credit Loans and the obtaining of the Letters of Credit shall be used solely for the Borrower's working capital purposes (but excluding any use of such proceeds for earnout payments, contingent consideration payments or similar payments based on operating results in respect of further consideration owed by the Borrower in connection with any prior stock or asset acquisition, except that, in connection with the consummation of the SPI Sale, the Borrower may utilize the proceeds of a Revolving Credit Loan to make such a payment in the amount of up to $4,500,000 so long as all other applicable conditions of this Credit Agreement relating to the making of a Revolving Credit Loan are satisfied and the Borrower makes arrangements which are satisfactory to the Majority Banks to assure the prompt repayment in full of such Revolving Credit Loan.)."

      H. Amendment to Section 7.4 (Financial Statements, Certificates and Information). Section 7.4 of the Credit Agreement is hereby amended by adding thereto the following new subparagraph (h):

            "(h) Within twenty (20) days after the end of each calendar month, a Borrowing Base Report setting forth the Borrowing Base as at the end of such calendar month;"

      I. Amendment to Section 8.5.1 (Mergers and Acquisitions). Section 8.5.1 of the Credit Agreement is hereby amended by deleting therefrom clause (b) (dealing with Permitted Acquisitions) in its entirety, with the effect that no further Permitted Acquisitions shall be undertaken. Notwithstanding any other provisions of the Credit Agreement, all other provisions contained therein which reference the term "Permitted Acquisitions" shall also be deemed deleted in their entirety.

      J. Amendment to Section 9 (Financial Covenants of the Borrower). Section 9 of the Credit Agreement is hereby amended and restated in its entirety so as to read as follows:

                    "9. FINANCIAL COVENANTS OF THE BORROWER.

                  The Borrower covenants and agrees that, so long as any Revolving Credit Loan or any Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans:

                  9.1 Consolidated Total Net Worth. The Borrower will maintain, at all times, a Consolidated Net Worth in an amount equal to:

                        (a)   for the period of time prior to the
consummation of the SPI Sale, $200,000,000; and

                        (b) for the period of time from and after the date of consummation of the SPI Sale, $192,000,000.

                  9.2   Profitable Operations.

                        (a) For the fiscal year of the Borrower ending on June 30, 2001, the Consolidated Net Deficit of the Borrower and its Subsidiaries
(i) shall not be greater than $13,000,000 in the event that the SPI Sale is accounted for in the fiscal quarter ended June 30, 2001, or (ii) shall not be greater than $5,000,000, in the event that the SPI Sale is not accounted for in the fiscal quarter ended June 30, 2001; and

                        (b) For the fiscal quarter of the Borrower and its Subsidiaries ending on September 30, 2001, and for each fiscal quarter thereafter, the Consolidated Net Income of the Borrower and its Subsidiaries shall not be less than $1.00. In the event that the SPI Sale is accounted for in any such fiscal quarter, the Consolidated Net Income of the Borrower and its Subsidiaries for such fiscal quarter may be calculated without reference to the amount of the one-time loss associated with such SPI Sale (provided that such loss shall not be in excess of $13,000,000).

                  9.3 Leverage Ratio. For each fiscal quarter during which the SPI Sale is not yet consummated, the Borrower will not permit the Leverage Ratio, as of the last day of such fiscal quarter, to exceed 3.00:1.00. For the fiscal quarter during which the SPI Sale is consummated, and for each fiscal quarter thereafter, the Borrower will not permit the Leverage Ratio, as of the last day of such fiscal quarter, to exceed 2.75:1.00.

                  9.4 Minimum Consolidated EBITDA. The Borrower will maintain, as of the last day of each fiscal quarter of its fiscal year 2002, Consolidated EBITDA as determined on a quarterly and fiscal year cumulative basis in amounts at least equal to the following (in each case reflecting the occurrence or non-occurrence, as the case may be, of the SPI Sale during such fiscal quarter then ended):


                                             Fiscal Quarter      Fiscal Quarter    Fiscal Quarter       Fiscal Quarter
                                              Ended 9/30/01      Ended 12/31/01     Ended 3/31/02        Ended 6/30/02
                                              -------------      --------------    --------------       --------------
For the relevant fiscal quarter:
  Without SPI Sale                              4,439,000           4,410,000          7,061,000           10,112,000
  With SPI Sale                                 3,969,000           3,811,000          6,078,000            9,129,000
Cumulative for the 2002 fiscal year:
  Without SPI Sale                              4,439,000           8,849,000         15,910,000           26,023,000
  With SPI Sale                                 3,969,000           7,780,000         13,857,000           22,986,000

Notwithstanding the foregoing, if the SPI Sale is accounted for during any of the above-referenced fiscal quarters rather than in the fiscal quarter ended June 30, 2001, then an amount equal to the one-time loss associated with such SPI Sale (but in no event greater than $13,000,000) shall be deducted from each of the Consolidated EBITDA target figures set forth above for the fiscal quarter in which the SPI Sale is accounted for and for each fiscal quarter thereafter.

                  9.5 Interest Coverage Ratio. The Borrower will not permit, as of the last day of each fiscal quarter, the ratio of Consolidated EBITDA to Consolidated Total Interest Expense, in each case as determined for the four consecutive fiscal quarters of the Borrower ended on such date, to be less than 3.00:1.00.

                  9.6 Capital Expenditures. The Borrower and its Subsidiaries will not make in the aggregate Capital Expenditures in excess of Ten Million Dollars ($10,000,000) in any single fiscal year of the Borrower. In calculating the amount of Capital Expenditures incurred, no unutilized amount of Capital Expenditures permitted to be incurred in any given fiscal year may be used or credited by the Borrower or its Subsidiaries in any subsequent fiscal year by the Borrower."

      Except as otherwise specified, the calculation of all financial covenants set forth in this Section 9 shall be in accordance with generally accepted accounting principles.

      K. Amendment to Section 13 (Setoff). Section 13 of the Credit Agreement is hereby amended as follows:

            (a) by deleting the first sentence thereof and substituting in lieu thereof the following new Section 13.1:

            "13.1 Rights to Setoff. Borrower and any Guarantor hereby grant to each Bank a continuing lien, security interest and right of setoff as security for all liabilities and obligations to each Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of such Bank or any entity under the control of or in transit to such Bank. During the continuance of any Event of Default, each Bank may, without demand or notice, setoff the same or any part thereof and apply the same to any outstanding liability or obligation of Borrower and any Guarantor regardless of the adequacy of any other collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE THE AGENT OR ANY BANK TO EXERCISE ITS RIGHTS OR REMEDIES UNDER THE LOAN DOCUMENTS WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE REVOLVING CREDIT LOANS PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER OR ANY GUARANTOR ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED."

            (b) by inserting immediately prior to the beginning of the second sentence thereof the following new section heading:

            "13.1 Allocation Among Banks."

      L. Amendment to Section 15 (Expenses). Section 15 of the Credit Agreement is hereby amended by adding thereto a new, final sentence to read as follows:

      "All expenses identified in this Section 15 shall be paid on demand and shall, until paid, bear interest at the rate applicable to principal hereunder (including the default rate of interest to the extent such default rate is applicable pursuant to Section 4.9 hereof) and be an additional obligation secured by the Collateral and the Security Documents."

      M. Amendment to Section 18.1 (Conditions to Assignment by Banks).Section
18.1 of the Credit Agreement is hereby amended in the following manner:

      (i)   by restating clause (d) thereof in its entirety to read as follows:

            "(d) Fleet National Bank shall retain, free of any such assignment, an amount of its Commitment of not less than Fifteen Million Dollars ($15,000,000),"

and

      (ii) by inserting at the end of said Section 18.1 the following new, additional sentence:

            "Borrower agrees that it shall execute, or cause to be executed, such documents including, without limitation, amendments to this Credit Agreement and to any other documents, instruments and agreements executed in connection herewith as each assigning Bank shall deem reasonably necessary to effect any assignment otherwise permitted and consented to hereunder."

      N. Amendment to Section 24 (Waiver of Jury Trial). Section 24 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

            "24. WAIVER OF JURY TRIAL. BORROWER AND EACH OF THE BANKS MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF ANY BANK RELATING TO THE ADMINISTRATION OF THE REVOLVING CREDIT LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NO SUCH PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY OF THE BANKS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR EACH OF THE BANKS TO ACCEPT THIS CREDIT AGREEMENT AND THE REVOLVING CREDIT NOTES AND TO MAKE THE LOAN."

      Section 4.  New Provisions of Credit Agreement.

      A. A new Section 28, entitled "Usury Limitation", is hereby added to the Credit Agreement, to read in its entirety as follows:

                  "28. Usury Limitation. All agreements between Borrower, the Guarantors and the Banks are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Revolving Credit Loans or any other Indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Banks for the use or the forbearance of such Indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then each Loan Document shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and the Banks in the execution, delivery and acceptance of this Credit Agreement to contract in strict compliance with the laws of The Commonwealth of Massachusetts from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever the Banks should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall, at the election of the Borrower, either be returned to the Borrower or be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower, the Guarantors and the Banks.

      B. A new Section 29, entitled "Replacement of Lost Notes, etc.", is hereby added to the Credit Agreement, to read in its entirety as follows:

                  "29. Replacement of Lost Notes, etc. Upon receipt of an affidavit of an officer of any Bank delivered to the Borrower and to the Agent as the keeper of the Register, as to the loss, theft, destruction or mutilation of any Revolving Credit Note or any other Security Document which is not of public record (including, in the case of any mutilated instrument, the surrender thereof to the Borrower for cancellation), in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Revolving Credit Note or Security Document, Borrower will issue, in lieu thereof, a replacement Revolving Credit Note or Security Document in the same principal amount thereof and/or otherwise of like tenor and deliver the same to the Agent for distribution to the appropriate Bank.

      Section 5. Conditions to Effectiveness; Effective Date. This Ninth Amendment shall become effective only upon completion of the following actions:

      (a) The execution and delivery to the Agent of an Amendment and Confirmation of Guaranty, dated the date hereof and substantially in the form attached hereto as Annex A, by each of the Borrower's Subsidiaries;

      (b) The execution and delivery by the Borrower of the Security Agreement;

      (c) The execution and delivery by all of the Subsidiaries of the Subsidiary Security Agreement;

      (d) The delivery to the Agent of (i) the result of UCC searches with respect to the Collateral and all other personal property of the Borrower and its Subsidiaries, and (ii) Perfection Certificates on behalf of the Borrower and its Subsidiaries, and (iii) executed UCC-1 Financing Statements respecting the Collateral for filing in all appropriate jurisdictions, in each case in form and substance reasonably satisfactory to the Agent.

      (e) Certificates of appropriate officers of the Borrower and each Subsidiary which is a party to the documents referenced in clauses (a) through
(c) above, in each case certifying as to its charter documents and by-laws, the incumbency of signing officers, and the adoption of necessary corporate votes;

      (f) The delivery to the Agent and the other Banks of an opinion letter of Nutter, McClennen & Fish, LLP, counsel to the Borrower and the Subsidiaries, respecting the transactions contemplated by this Ninth Amendment, in a form and addressing such specific matters as may be reasonably requested by the Agent and the Banks;

      (g) Certificates of legal existence and good standing of the Borrower and each of its Subsidiaries issued by the respective jurisdictions of organization or formation of each such entity;

      (h) The issuance, execution and delivery by the Borrower to each of the Banks of replacement Revolving Credit Notes, substantially in the respective forms attached hereto as Exhibit A-1 through Exhibit A-4, inclusive (each of which shall be in a Revolving Credit Note for all purposes of the Credit Agreement), in each case to reflect the downward adjustment of the Commitment of each Bank, as set forth in Schedule I hereto;

      (i) Certificates of Insurance as of a recent date, identifying the types of insurance and insurance limits of the Borrower and the Subsidiaries, and, with respect to insurance of tangible personal property constituting a portion of the Collateral, evidencing loss payee/additional insured status of the Agent with respect to all such insurable property;

      (j) The delivery to the Agent of an officer's certificate of the Borrower as to the solvency of the Borrower and its Subsidiaries following the consummation of the transactions contemplated by this Ninth Amendment, all in form and substance satisfactory to the Agent and the Banks; and

      (k) The payment of the fee specified in Section 11(a)(i) hereof.

      (l) Such other documents or information as the Agent or any Bank may reasonably request.

      Upon the completion of all the foregoing conditions to effectiveness of this Ninth Amendment, the effective date of this Ninth Amendment shall be deemed for all purposes to be June 29, 2001.

      Section 6. Consent to SPI Sale. The parties hereto agree that the SPI Sale shall be permitted to occur under the Credit Agreement upon, but only upon, the following conditions:

            (i) The contractual cash sales price for the SPI Sale to be paid at the closing thereof (calculated without reference to any sales price credit for elimination of any prior earnout obligation of the Borrower or its Subsidiaries with respect to the original acquisition of SPI) shall not be less than $20,000,000, and

            (ii)  either:

                  (a) The Borrower shall have previously consummated an Equity Issuance which has resulted in Net Cash Proceeds to the Company of at least $20,000,000, which Net Cash Proceeds have been applied to repayment of the Revolving Credit Loans pursuant to Section 2.9.2(b) hereof, or, in the alternative, the Borrower shall have presented evidence satisfactory to the Majority Banks, in their sole discretion, to the effect that such Equity Issuance will be consummated; or

                  (b) The Borrower shall have presented evidence satisfactory to the Majority Banks, in their sole discretion, of a binding commitment from one or more banks or financial institutions to fund a replacement senior credit facility in an amount which will prepay in full all of the Obligations of the Borrower under the Credit Agreement and replace in full the Commitment evidenced by the Credit Agreement (as so described, a "Refinancing"), provided that such Refinancing shall not be required to encompass the replacement of any Letter(s) of

Credit issued or to be issued hereunder in connection with the consummation of the SPI Sale if (i) the Borrower obligates itself, in a manner satisfactory to the Majority Banks, to fully cash collateralize such Letter(s) of Credit, and
(ii) such Letter(s) of Credit have an expiration date not later than January 31, 2002.

Upon the satisfaction of the conditions set forth in this Section 6 with respect to Borrower's ability to consummate the SPI Sale, the permitted maximum sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations under the Credit Agreement, as specified in Section 3.1.1 thereof, shall be deemed increased from $3,000,000 to $4,500,000 (or the Dollar Equivalent) at any one time, without the necessity of any further action or amendment.

      Section 7. Waiver of Certain Covenants. For the avoidance of doubt, the Agent and the Banks hereby waive any Default or Event of Default that might otherwise be deemed to result from the failure of the Borrower to meet the financial covenants set forth in Section 9.3 and Section 9.4 of the Credit Agreement (as such covenants have been in effect prior to the effectiveness of this Ninth Amendment) with respect to the fiscal period of the Borrower ending June 30, 2001.

      Section 8. Confirmation of Stock Pledge Agreement. The parties hereto agree that all references to the "Credit Agreement" contained in the Stock Pledge Agreement and all Supplements thereto shall mean or refer to the Credit Agreement as amended and supplemented by this Ninth Amendment and as it may be further amended, supplemented, modified and restated and in effect from time to time, including without limitation any such amendment, supplement, modification or restatement which increases the amount of Indebtedness owing by the Borrower thereunder.

      Section 9. Loan Documents Ratified and Confirmed. The Credit Agreement and each of the other Loan Documents, as specifically supplemented or amended by this Ninth Amendment, and the other documents executed in connection herewith, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all of the collateral described therein do, and shall continue to, secure the payment of all obligations under the Loan Documents, in each case as amended or supplemented pursuant to this Ninth Amendment. Exhibits A-1 through A-4, E, F and G attached hereto are hereby incorporated as Exhibits to the Credit Agreement.

      Section 10. Bringdown. The Borrower hereby confirms that all representations and warranties with respect to the Borrower and any Subsidiaries contained in the Credit Agreement and each of the other Loan Documents and in any other certificate or document delivered in connection therewith are true and correct as of the date hereof, and that no Default or Event of Default is outstanding or would be created by the consummation of the transactions described herein.

      Section 11. Fees, Costs and Expenses.

      (a) In connection with the execution of this Ninth Amendment, and in consideration of the willingness of the Banks to extend the Revolving Credit Loan Maturity Date and to otherwise modify and amend certain provisions of this Credit Agreement, the Borrower shall pay the following closing and transaction fees:

            (i) on the date of the execution of this Agreement, a fee of $400,000, to be divided among the Banks on a pro rata basis based on their respective Commitments; and

            (ii) on October 31, 2001 (so long as any portion of any Bank's Commitment hereunder remains outstanding), an additional fee of $500,000, also to be divided among the Banks on a pro rata basis based upon their respective Commitments.

      (b) In addition to the foregoing closing and transaction fees, the Borrower agrees to pay on demand all reasonable costs and expenses of the Agent and the Banks, including without limitation all reasonable fees and expenses of counsel, in connection with the preparation, execution and delivery of this Ninth Amendment and the other documents and instruments to be delivered herewith.

      Section 12. Miscellaneous. This Ninth Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Ninth Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. This Ninth Amendment is intended to take effect as a sealed instrument and shall for all purposes be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts, (excluding the laws applicable to conflicts or choice of law).

                                    * * * * *

                  (Remainder of page intentionally left blank.)

      IN WITNESS WHEREOF, the parties hereto have caused this Ninth Amendment to be duly executed as an instrument under seal as of the date first above written.

                                          PROVANT, INC.


                                          By: /s/  Norman Fornella
                                              ---------------------------------
                                              Title:  Executive Vice President


                                          CITIZENS BANK OF MASSACHUSETTS


                                          By: /s/ Michael St. Jean
                                              ---------------------------------
                                              Title:  Vice President

                                          FLEET NATIONAL BANK


                                          By: /s/ Michael J. Bassick
                                              ---------------------------------
                                              Title:  Vice President

                                          KEYBANK NATIONAL ASSOCIATION


                                          By: /s/ Lisa Turili
                                              ---------------------------------
                                              Title:  Vice President

                                          WELLS FARGO BANK IOWA, N.A.


                                          By:  /s/ Robert S. Gagne
                                              ---------------------------------
                                               Title:  Vice President

                                          FLEET NATIONAL BANK, as AGENT


                                          By:  /s/ Michael J. Bassick
                                              ---------------------------------
                                               Title:  Vice President